Exhibit 10.12
BEACH FIRST NATIONAL BANCSHARES, INC.
1997 STOCK OPTION PLAN
AMENDMENT NO. 1 ADOPTED BY THE BOARD OF DIRECTORS
November 3, 2008
First, the Board amended the definition of “Fair Market Value” found in Article I by deleting it in its entirety and replacing it with the following:
“Fair Market Value” on any date shall mean:
     (i) if the Stock is readily tradable on an established securities market (as defined in Treasury Regulation § 1.897-1(m)), the closing sales price of the Stock on the trading day immediately preceding such date on the securities exchange having the greatest volume of trading in the Stock during the 30-day period preceding the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding date on which it was open;
     (ii) if the Stock is not traded on any securities exchange (as defined in Treasury Regulation §1.897-1(m)), the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bids on the next preceding day on which there were bids; or
     (iii) if the Stock also is not traded on the over-the-counter market, the fair market value as determined in good faith by the Board or the Committee by application of a reasonable valuation method consistently applied and taking into consideration all available information material to the value of the Company; factors to be considered may include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash-flows of the Company, the market value of stock or equity interests in similar corporations which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation § 1.409A-1(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This paragraph is intended to comply with the definition of “fair market value” contained in Treasury Regulation § 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.
Second, the Board amended the definition of “Stock” found in Article I by deleting it in its entirety and replacing it with the following:,
“Stock” shall mean the Common Stock, par value $1.00 per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities; provided, however, such other stock must be common stock and meet the requirements of Treasury Regulation § 1.409A-1(b)(5)(iii).
Third, the Board adopted, and made an integral part of the Plan, Article XII, Section 12.7 to read as follows:
     12.7 Amendment to Meet the Requirements of Code Section 409A. It is intended that this Plan and any Options granted under this Plan comply with or meet an exemption from Section 409A of the Code, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to an Optionee. Optionee acknowledges that the Board shall have the sole discretion and authority to amend the Plan and any Stock Option Agreement hereunder including, but not limited to, increasing the Exercise Price and/or changing the exercise period, payment periods, or restrictions of any Option in the event that the Fair Market Value of the Stock is subsequently determined to be greater than the Exercise Price initially established at the time of grant, to the extent necessary to cause the Plan or such Options to comply with the provisions of Code Section 409A. Such amendment may be retroactive to the extent permitted by Section 409A of the Code, and shall not require the consent of the Optionee.
     IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed as of November 7, 2008 in accordance with the authority provided by the Board of Directors.

Beach First National Bancshares, Inc.
By:	/s/ Walter E. Standish
	Name:	Walter E. Standish, III
	Title:	Chief Executive Officer

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